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                                                                   Exhibit 10(a)


                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 1st day of May, 1999, as amended and restated as of December 1, 2001, and as further amended and restated as of September 2, 2003 by and between THE REYNOLDS AND REYNOLDS COMPANY, a corporation existing under the laws of the State of Ohio ("Reynolds"), and LLOYD G. WATERHOUSE ("Employee").

                              W I T N E S S E T H:

         WHEREAS, Reynolds and Employee desire to enter into this Agreement on the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the foregoing premises and of the mutual promises set forth below, Reynolds and Employee hereby agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the terms set forth below shall have the following meanings:

         (a) "Annual Compensation Value" shall mean Employee's then-current Base Compensation plus an amount equal to the average of all Bonuses (excluding any compensation attributable to stock options of any type granted by Reynolds and any compensation determined by the Board of Directors to be a long-term incentive arrangement) earned by Employee during the three (3) calendar years preceding the date upon which the valuation is made.

         (b) "Base Compensation" shall mean the then-current annual base salary (exclusive of Bonuses) of Employee.

         (c) "Bonuses" shall mean bonus payments earned by Employee under Reynolds' incentive compensation plans and under any future bonus or incentive compensation plans of Reynolds for its executive officers. Currently Reynolds has in effect the following incentive compensation plans: the Annual Bonus Plan and the Personal Performance Plan, true and correct copies of which have been delivered to Employee.

         (d) "Change in Control" shall mean the occurrence of any of the following:

                (i) Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Richard H. Grant, Jr., his children or his grandchildren, Reynolds, any trustee or other fiduciary holding securities under an employee benefit plan of Reynolds or any company owned, directly or indirectly, by the shareholders of Reynolds in substantially the same proportions as their ownership of stock of Reynolds), who is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Reynolds representing twenty percent (20%) or more of the combined voting power of Reynolds' then outstanding securities;




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                (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with Reynolds to effect a transaction described in clause (i), (iii) or (iv) of this Section) whose election by Reynolds' shareholders was approved by a vote of at least two-thirds (2/3) of the directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                (iii) Reynolds is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of Reynolds, as the same shall have existed immediately prior to such merger or consolidation;

                (iv) Reynolds is liquidated or dissolved, or there occurs a sale or disposition of all or substantially all of Reynolds' assets.

         (e) "Discharge For Cause" shall be construed to have occurred whenever occasioned by (i) reason of felonious acts on the part of Employee, (ii) actions by Employee involving serious moral turpitude, (iii) Employee's misconduct in such manner as to bring substantial and material discredit upon Reynolds, (iv) Employee's breach of the non-competition provisions of Section 8(a), or (v) Employee's breach of the confidentiality provisions of Section 8(b) which is reasonably determined by the Board of Directors to cause material harm to Reynolds, and following the giving of thirty (30) days' written notice to Employee specifying the respect in which Reynolds claims Employee has violated this provision and the failure, inability or unwillingness of Employee to remedy the situation to the satisfaction of Reynolds within said thirty-day period. In establishing whether a Discharge For Cause shall have occurred, the standard for judgment shall be the level of conduct by Employee and by other comparably situated executive officers prior to the alleged improper activity of Employee for which the Discharge For Cause has been made.

         (f) "Final Annual Compensation" shall mean Employee's Base Compensation at the time of termination of employment plus an amount equal to the average of all Bonuses (excluding any compensation attributable to stock options of any type granted by Reynolds and any compensation determined by the Board of Directors to be a long-term incentive arrangement) earned by Employee during the three (3) calendar years preceding his termination of employment.

         (g) "Final Average Annual Compensation" shall mean the average of Employee's Base Compensation and Bonuses (excluding any compensation attributable to stock options of any type granted by Reynolds and any compensation determined by the Board of Directors to be a long-term incentive arrangement) for the five (5) consecutive calendar years out of the prior ten
(10) calendar years which yields the highest sum. For purposes of this calculation, the tenth calendar year shall be the full or partial year in which Employee's employment terminates, and Base Compensation and Bonuses for such year shall be annualized.



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         (h) "Pension Plan" shall mean the existing Reynolds and Reynolds
Company Non-Union Pension Plan, as the same may be amended or replaced from time to time.

         (i) "Retirement Benefits" shall mean payments to Employee based upon his lifetime in an annual amount equal to a designated percentage of Employee's Final Average Annual Compensation or, in the case of Section 7(d) below, Final Annual Compensation, which shall be comprised of the sum of (i) Employee's primary Social Security retirement benefits when he is entitled to receive such benefit (age sixty-two (62)) [until that time an amount equal to the primary Social Security retirement benefit shall be paid to Employee from Reynolds' Supplemental Plan], (ii) Employee's pension benefits determined as a life annuity (without regard to actual payment form) under the Pension Plan and deferred compensation payments under the Non-Qualified Deferred Compensation and Disability Benefit Agreement dated May 1, 1999 between Employee and Reynolds, or such other non-contributory deferred compensation agreement(s) then existing between Reynolds and Employee (the "Non-Qualified Deferred Compensation Plan"), and (iii) such amount of supplemental retirement benefits under the Supplemental Plan as shall be necessary to achieve the designated percentage of Employee's Final Average Annual Compensation or, in the case of Section 7(d) below, Final Annual Compensation. In addition to said annual amount, Retirement Benefits shall include a continuation of coverage for the remainder of Employee's life under Reynolds-sponsored medical benefits and life insurance programs, but only if and to the extent applicable to participants in Reynolds' Qualified Retiree Medical Plans. For purposes of determining the amount of supplemental retirement benefits to be made by Reynolds pursuant to the Supplemental Plan, the method of payment of retirement benefits to Employee pursuant to the Pension Plan shall determine the amount and method of payment of the supplemental retirement payments pursuant to the Supplemental Plan. These supplemental retirement payments by Reynolds pursuant to the Supplemental Plan shall continue so long as pension benefits are payable under the Pension Plan and shall be in addition to the pension benefit payments under the Pension Plan.

         (j) "Supplemental Plan" shall mean Reynolds' existing Supplemental Retirement Plan, as the same may be amended or replaced from time to time.

2. TERMS AND DUTIES.

         (a) The term of this Agreement shall continue from the date hereof and end on October 1, 2008 (the "Initial Term"). Employee shall be employed by Reynolds as President, Chief Executive Officer and Chairman, or as Chief Executive Officer and either President or Chairman, consistent with the provisions of this Agreement. In addition, Employee agrees to perform such other duties as may be specifically designated for him from time to time by the Board, consistent with the provisions of this Agreement. Reynolds shall recommend to the Board that Employee be appointed as a Director. Subject to Employee's willingness to so extend his employment, Reynolds may extend the term of this Agreement for additional renewal periods of not less than one (1) year each (each, a "Renewal Term") by giving written notice thereof not less than twelve
(12) months prior to October 1, 2008, initially and not less than twelve (12) months prior to each succeeding Renewal Term termination date thereafter.



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         (b) At all times Employee will, to the best of his ability, energy and skill, faithfully perform all of the duties that may be required of him from time to time by the Board and diligently devote his entire working time, attention and efforts to the business affairs and best interests of Reynolds, except for absences for sickness and vacations. If the Board determines that any outside activity engaged in by him is detrimental to the best interests of Reynolds, he will discontinue such outside activity within thirty (30) days after written notice from the Board.

3.       COMPENSATION AND FRINGE BENEFITS.

         (a) The Base Compensation of Employee during the term of this Agreement shall be $620,000, which may be increased from time to time by the Board or, in the case of any proposed decrease, such other amount as mutually may be agreed upon by Employee and Reynolds; provided, however, that such Base Compensation may not be reduced below said rate of $620,000 without Employee's consent, unless necessitated by general business conditions adversely affecting Reynolds' operations; but, in the event of a reduction, his Base Compensation shall be fair and reasonable, and any disagreement concerning the same shall be resolved by arbitration in the manner provided in Section 9 below. Employee's Base Compensation shall be reviewed at least annually to determine whether in view of Reynolds' performance during the year any increase is warranted. Responsibility for this determination rests within the sole discretion of the Board, and this provision shall not be construed as requiring any such increase for any given year.

         (b) Employee shall participate in the Non-Qualified Deferred Compensation Plan and the bonus plan arrangements under the incentive compensation plans for executive officers of Reynolds in effect from time to time and shall be entitled to such awards under any future bonus, incentive, or similar compensation plans of Reynolds, as shall, in the determination of the Board, be appropriate and consistent with the purposes of such plans and with the awards granted to other executive officers of Reynolds.

         (c) Employee shall be eligible to participate in the Stock Option Plan -1995 of Reynolds, as amended or replaced from time to time, and shall be entitled to the grant of such options to purchase shares of Class A Common Stock ("Common Stock") of Reynolds under any other future stock option plans for employees and to participate in such other executive compensation incentive plans awarding stock as shall, in the determination of the Board, be appropriate and consistent with the purposes of the plans and with the grants of such options to the executive officers of Reynolds, including but not limited to any restricted stock program approved by Reynolds' shareholders.

         (d) In addition to the specific benefits provided for Employee under the terms of this Agreement, Reynolds shall provide him with other fringe benefits (including bonuses, vacations, health and disability insurance, pension plan participation and others) at least equivalent to those of the other executive officers of Reynolds and as set forth on Exhibit A attached hereto and made a part hereof.

4. EXPENSES. Employee shall be reimbursed for his reasonable business-related expenses incurred for the benefit of Reynolds in accordance with Reynolds' policies governing such


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reimbursement in effect from time to time. Such expenses shall include, but shall not be limited to, travel, lodging away from home, entertainment, and meals. With respect to any expenses which are reimbursed by Reynolds to Employee, Employee shall account to Reynolds in sufficient detail to entitle Reynolds to a federal income tax deduction for such reimbursed item if such item is deductible.

5.       RETIREMENT AND EARLY RETIREMENT BENEFITS.

         (a) If Employee continues his employment with Reynolds until he attains age sixty-two (62), he shall be entitled to receive at the time of his retirement, Retirement Benefits at a level equal to sixty percent (60%) of his Final Average Annual Compensation. If Employee continues his employment with Reynolds beyond age sixty-two (62), the level of his retirement benefits as a percentage of his Final Average Annual Compensation shall be increased by one percent (1%) for each additional twelve (12) month period over age sixty-two
(62) with a maximum Retirement Benefit of sixty-three percent (63%) of Final Average Annual Compensation.

         (b) For each year prior to age sixty-two (62) Employee is employed by Reynolds, his Retirement Benefits as a percentage of his Final Average Annual Compensation shall accrue at the rate of four percent (4%) per year, payable beginning at age sixty-two (62). As an example, if Employee terminates employment due to death, disability, resignation or otherwise after ten (10) years of employment with Reynolds, he shall be entitled to a Retirement Benefit equal to forty percent (40%) of his Final Average Annual Compensation payable beginning at age sixty-two (62). For purposes of this paragraph, a "year of employment" shall mean each twelve (12) month period or part thereof from the date hereof in which Employee works at least 1,000 hours.

         (c) In the event Employee remains continuously employed with Reynolds at least until October 1, 2008, he shall be entitled to an early retirement benefit payable commencing on the date of termination of employment which shall be actuarially reduced to reflect the fact that payments shall commence prior to age sixty-two (62).

         (d) To the extent Employee receives any similar benefits under the Pension Plan, Supplemental Plan or other Reynolds benefit plan for any of its employees, such benefits shall be included in calculating the amount to which Employee shall be entitled under Sections 5(a) and 5(b) above; provided, however, that in no event shall the benefits described in Sections 5(a) and 5(b) above be reduced by the provisions of this Section 5(d).

6. DEATH BENEFITS. In the event of Employee's death while still employed by Reynolds pursuant to this Agreement, provided that the appropriate representative(s) of his estate executes, delivers to Reynolds and does not rescind a waiver of claims on a form provided by Reynolds that releases Reynolds, its employees, officers, directors and related entities from any and all claims arising out of or related to Employee's employment or termination of employment:

         (a) Employee shall be entitled to Retirement Benefits calculated as if he had elected retirement as of the day before his actual death.



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         (b) Reynolds shall also pay to such beneficiary or beneficiaries as he shall have designated by written notice delivered to Reynolds prior to his death, or failing such written notice, to his estate, an amount equal to the Base Compensation plus the Bonuses, if any, which Employee would have received or which would have been accrued for his benefit during the period of six (6) months immediately following his death if he had lived and had been employed by Reynolds during that period. Such payment shall be made in one lump sum or in six (6) equal monthly installments as Reynolds shall elect and shall be in addition to the proceeds of any insurance policies carried on Employee's life with respect to which he has the right to designate beneficiaries.

         (c) Reynolds shall pay to Employee's spouse an amount, periodically as such payments are required to be made by said spouse, to enable her to continue medical coverage for her and her dependents in substantially the same manner as immediately prior to Employee's death for a period expiring at the earlier of:
(i) her death; (ii) forty-two (42) months after Employee's death; or (iii) eligibility for regular Medicare and Medicaid or any successor programs furnished by the government. Thereafter, Reynolds shall make available to Employee's spouse (including her dependents), at her cost, such medical coverage as shall be available to a person of her then age under the then-existing Reynolds-sponsored medical benefits program, but only to the extent coverage is available under such program.

7.       TERMINATION; DISCHARGE.

         (a) Termination or Discharge Without Cause.

                (i) Reynolds reserves the right to discharge Employee at any time and for any reason; but such discharge, unless a Discharge For Cause, shall not extinguish the obligation of Reynolds to provide Employee with the following severance benefits, provided that Employee executes, delivers to Reynolds and does not rescind a waiver of claims on a form provided by Reynolds that releases Reynolds, its employees, officers, directors and related entities from any and all claims arising out of or related to Employee's employment or termination of employment:

                        (A) Employee shall be entitled to receive for a period of the lesser of two (2) years or the remainder of the Initial Term or Renewal Term, as the case may be, but in no event for a period less than one (1) year,
(I) his Annual Compensation Value, paid in accordance with the Reynolds' then existing payroll policy (the "Cash Payment"); however, such amount shall be reduced by seventy percent (70%) of the amount of compensation received by Employee after six (6) months following his discharge from any subsequent employment obtained by him during said payment period; and (II) continuing coverage under the then-existing Reynolds-sponsored medical benefits program; however, if Employee's participation in such program is barred, or otherwise at the option of Reynolds, substantially similar coverage may be provided outside of such program through the purchase of insurance or otherwise; provided further that such coverage shall expire at such time as Employee secures other employment.

                        (B) For purposes of determining Employee's benefits under the Supplemental Plan, Employee shall receive credit toward his Years of Service under the Supplemental Plan for the time period that he receives or is entitled to receive payments under this Section 7(a). In addition, during the time period that he receives or is entitled to receive payments under

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this Section 7(a), Employee's Base Compensation shall be deemed to be increased by the annual economic range adjustment for Reynolds' salaried employees announced in October of each year (or, if there is no such announced economic range adjustment in a given year, by an assumed five (5%) increase for that year) in order to calculate his highest earnings during five (5) consecutive years out of the last ten (10) years prior to retirement under the Supplemental Plan, and his Final Annual Compensation (see Section 7(d) below) and Final Average Annual Compensation shall be deemed to increase in the same manner for purposes of determining the amount of his Retirement Benefits under this Agreement.

                        (C) Employee shall be reimbursed for up to $20,000 for out-placement fees if he chooses to seek other employment following his discharge by Reynolds. Employee shall not be obligated to seek other employment in order to mitigate his damages resulting from his discharge.

                        (D) In addition to all of the foregoing, Employee shall be entitled to receive the payments required of Reynolds under the Non-Qualified Deferred Compensation Plan in accordance with the terms of such agreement(s) and Retirement Benefits in accordance with Section 5.

                (ii) In the event of termination of employment under this
Section 7(a), Employee shall be subject to and bound by all of the restrictive provisions of Section 8 below; provided, however, that Employee shall be subject to the non-competition restrictions of Section 8(a) only if Employee receives the Cash Payment provided for in Section 7(a)(i)(A)(I).

     (b) Discharge For Cause.

                (i) If Employee's employment with Reynolds is terminated by a Discharge For Cause, regardless of whether such Discharge For Cause occurs after the occurrence of any of the events set forth in Sections 7(d) or 7(e) below, he shall be entitled to receive only his Base Compensation up to the date of his discharge and no further payments hereunder shall be required from Reynolds; provided, however, that Employee shall be entitled to receive his benefits, if any, under the Pension Plan and the payments required of Reynolds under the Non-Qualified Deferred Compensation Plan in accordance with the terms of such agreement(s).

                (ii) In the event of termination of employment under this
Section 7(b), Employee acknowledges that he shall remain subject to and bound by the restrictive provisions of Section 8 below.

                (iii) Should Employee disagree that his discharge was a Discharge For Cause the question shall be submitted to arbitration in accordance with Section 9 below.

     (c) Termination Due To Disability.

                (i) If, by reason of illness, disability, or other incapacity certified by two (2) physicians competent to do so in the opinion of Reynolds' Board of Directors, Employee is


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unable to perform the duties required of him under this Agreement for a period of six (6) consecutive months, Reynolds, following the giving of thirty (30) days' written notice to Employee and the failure of Employee by reason of illness, disability, or other incapacity to resume his duties within such thirty
(30) days and thereafter perform the same for a period of two (2) consecutive months, may terminate Employee's employment by giving him written notice thereof. Employee shall cooperate with Reynolds and the physicians appointed by Reynolds and submit to reasonable medical examinations.

                (ii) Provided that Employee delivers to Reynolds and does not rescind a waiver of claims on a form provided by Reynolds that releases Reynolds, its employees, officers, directors and related entities from any and all claims arising out of or related to Employee's employment or termination of employment:

                        (A) Employee shall be entitled to an annual disability benefit equal to fifty percent (50%) of his Annual Compensation Value; provided, however, that such annual benefit under this Agreement shall not exceed $620,000. The disability benefit shall be provided through the then existing Reynolds sponsored disability plan with Reynolds making any additional contributions as may be necessary to pay Employee the required amount. The disability benefit, including any Reynolds required contribution, shall be paid so long as and on the same terms and conditions as the payments being made under the Reynolds sponsored disability plan.

                        (B) Employee shall be entitled to Retirement Benefits under Section 5 above, and Employee's Retirement Benefits shall continue to accrue at the rate of four percent (4%) per year for each year he continues to receive disability payments under Section 7(c)(ii)(A), subject to the limitations set forth in Section 5(a). Except as set forth in this Section 7(c), all obligations of Reynolds hereunder shall cease on the date such notice of termination is given.

                (iii) In the event of termination of employment under this
Section 7(c), Employee acknowledges that he shall remain subject to and bound by the restrictive provisions of Section 8 below.

     (d) Benefits Upon Termination Following Changed Circumstances.

                (i) If Employee voluntarily terminates his employment within eighteen (18) months after the occurrence of any of the following events:

                        (A) Employee is required by Reynolds, prior to a Change in Control, to perform duties or services which differ significantly from those performed by him on the effective date hereof or which are not ordinarily and generally performed by a Chief Executive Officer of a corporation similar in size and scope to Reynolds;

                        (B) The nature of the duties or services which Reynolds, prior to a Change in Control, requires him to perform necessitates absence overnight from his place of residence on the effective date hereof, because of travel involving the business or affairs of


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Reynolds, for more than ninety (90) days during any period of twelve (12)
consecutive months; or

                        (C) Employee no longer is a Director of Reynolds (except as a result of Employee's death, resignation or removal pursuant to O.R.C. Sec. 1701.58);

                (ii) Then, provided that Employee delivers to Reynolds and does not rescind a waiver of claims on a form provided by Reynolds that releases Reynolds, its employees, officers, directors and related entities from any and all claims arising out of or related to Employee's employment or termination of employment, Employee shall be entitled to receive from Reynolds all of the severance benefits set forth in Section 7(a) above, except that Employee's right to receive his Retirement Benefits shall be based upon his Final Annual Compensation, as the same may be adjusted pursuant to Section 7(a)(i)(B) above.

                (iii) In the event of termination of employment under this
Section 7(d), Employee shall be subject to and bound by all of the restrictive provisions of Section 8 below; provided, however, that Employee shall be subject to the non-competition restrictions of Section 8(a) only if Employee receives the Cash Payment provided for in Section 7(a)(i)(A)(I).

     (e) Benefits Upon a Change In Control.

                (i) Reynolds recognizes that the threat of a Change in Control would be of significant concern to Employee. The following provisions provide termination protection for Employee in the event of a Change in Control. These provisions, among other purposes, are intended to foster and encourage Employee's continued attention and dedication to his duties in the event of such potentially disturbing and disruptive circumstances. For purposes of this
Section 7(e), "Good Reason" means that following a Change in Control (i) Employee's Base Compensation is reduced below the amount of such Base Compensation in effect immediately preceding the Change in Control without Employee's written consent; (ii) Employee's fringe benefits (including bonuses, vacation, health and disability insurance, etc.) cease to be substantially equivalent to those in effect immediately preceding the Change in Control without Employee's written consent; (iii) Employee is required by Reynolds to perform duties or services which differ significantly from those performed by him prior to the Change in Control, or which are not ordinarily and generally performed by a Chief Executive Officer of a corporation similar in size and scope to Reynolds; (iv) the nature of the duties or services which Reynolds requires him to perform necessitates absence overnight from his place of residence prior to the Change in Control, because of travel involving the business affairs of Reynolds, for more than ninety (90) days during any period of twelve (12) consecutive months.

                (ii) If Reynolds terminates Employee's employment for any reason other than a Discharge for Cause, or if Employee terminates his employment with Reynolds for Good Reason within the twenty-four (24) month period following a Change in Control, provided that Employee delivers to Reynolds and does not rescind a waiver of claims on a form provided by Reynolds that releases Reynolds, its employees, officers, directors and related entities from any


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and all claims arising out of or related to Employee's employment or termination of employment, Employee shall be entitled to receive from Reynolds the following benefits:

                        (A) A lump sum severance payment (the "Severance Payment"), in cash, equal to three (3) times the sum of (i) the higher of Employee's annual Base Compensation in effect immediately prior to the occurrence of the event or circumstance upon which such termination of employment is based or in effect immediately prior to the Change in Control, and
(ii) the average of Employee's Bonuses (excluding any compensation attributable to stock options of any type granted by Reynolds and any compensation determined by the Board of Directors to be a long-term incentive arrangement) during the three (3) calendar years immediately preceding the year in which the date of termination occurs.

                        (B) Employee shall be entitled, during the period expiring on the earlier of his securing other employment or twenty-four (24) months from the date of such termination of employment, to continued coverage under the Reynolds-sponsored medical benefits program in existence on such date of termination or, if such continued coverage is barred, or otherwise at the option of Reynolds, Reynolds shall provide substantially equivalent medical benefit coverage through the purchase of insurance or otherwise.

                        (C) For purposes of determining Employee's benefits under the Supplemental Plan, Employee shall receive credit toward his Years of Service under the Supplemental Plan for the two (2) year period following such termination of employment. In addition, with respect to the two (2) year period following such termination of employment, Employee's Base Compensation shall be deemed to be increased by the annual economic range adjustment for Reynolds' salaried employees announced in October of each year (or, if there is no such announced economic range adjustment in a given year, by an assumed five percent (5%) increase for that year) in order to calculate his highest earnings during five (5) consecutive years out of the last ten (10) years prior to retirement under the Supplemental Plan.

                        (D) Employee shall be reimbursed for up to $20,000 for outplacement fees if he chooses to seek other employment following his discharge by Reynolds. Employee shall not be obligated to seek other employment in order to mitigate his damages resulting from his discharge.

                        (E) In addition to all of the foregoing, Employee shall be entitled to receive the payments required of Reynolds under the Non-Qualified Deferred Compensation Plan in accordance with the terms of such agreement(s), and the Retirement Benefits provided for in Section 5 of this Agreement.

                        (F) The benefits provided in this Section 7(e) shall be in lieu of any benefits provided under Section 7(d) of this Agreement.

                (iii) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Employee in connection with a Change in Control or the termination of Employee's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Reynolds, any person whose


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actions result in a Change in Control or any person affiliated with Reynolds or such person) (all such payments and benefits, including the Severance Payment, being hereinafter called "Total Payments") would be subject (in whole or part), to an excise tax pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (such tax hereinafter referred to as the "Excise Tax"), then the Severance Payment shall be reduced to the extent necessary so that no portion of the Total Payments is subject to Excise Tax (after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement) if (A) the net amount of such Total Payments, as so reduced, (and after deduction of the net amount of federal, state and local income tax on such Total Payments), is greater than (B) the excess of (i) the net amount of such Total Payments, without reduction (but after deduction of the net amount of federal, state and local income tax on such Total Payments), over (ii) the amount of Excise Tax to which Employee would be subject in respect of such Total Payments. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of this termination of employment shall be taken into account,
(ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by Reynolds does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payment shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of
Section 280G(b)(4)(B) of the Code, in excess of the base amount as defined in
Section 280G(b)(3) of the Code allowable to such reasonable compensation, and
(iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by Reynolds in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Prior to the fifth day following the date of Employee's termination of employment, Reynolds shall provide Employee with its calculation of the amounts referred to in this Section and such supporting materials as are reasonably necessary for Employee to evaluate Reynolds' calculations. If Employee objects to Reynolds' calculations, he shall notify Reynolds of his objections within 5 days of receipt of the calculation from Reynolds and Reynolds shall pay to Employee such portion of the Severance Payment (up to one hundred percent (100%) thereof) as Employee determines is necessary to result in Employee's receiving the greater of clauses (A) and (B) of this Section.

                (iv) In the event of termination of employment under this
Section 7(e), Employee shall be subject to all of the restrictive provisions of
Section 8; provided, however, that Employee shall be subject to the non-competition restrictions of Section 8(a) only if Employee receives the Severance Payment provided for in Section 7(e)(ii)(A).

                (v) In the event that, following the creation of Employee's right to receive the payments pursuant to Section 7(e)(ii), Employee incurs any costs or expenses, including attorneys' fees, in the enforcement of rights under this Section 7(e) or under any plan for the benefit of employees of Reynolds, including without limitation the stock option plan, pension plans, payroll-based stock ownership plan, tax deferred savings and protection plan, bonus arrangements, supplemental pension plan, deferred compensation agreements, incentive compensation plans, and life insurance and compensation program, then, unless Reynolds or the consolidated, surviving or transferee entity in the event of a consolidation, merger or sale of assets, is wholly successful in defending against the enforcement of such rights, Reynolds, or such consolidated, surviving or transferee entity, shall promptly pay to Employee all such costs and expenses.

     (f) Termination Which Causes Material Harm.

                (i) Notwithstanding any other provision of this Agreement, if Employee ceases his performance of duties for any reason other than disability, changed circumstance under Section 7(d), or Good Reason under Section 7(e), and the Board of Directors determines that such cessation has caused Reynolds material harm, he shall be entitled to receive only his Base Compensation up to the date of his termination and no further payments hereunder shall be required from Reynolds; provided, however, that Employee shall be entitled to receive his benefits, if any, under the Pension Plan and the payments required of Reynolds under the Non-Qualified Deferred Compensation Plan in accordance with the terms of such agreement(s). Material harm includes but is not limited to failure by Employee to provide at least 180 days prior written notice of termination, or such lesser notice reasonably determined by the Board of Directors to constitute sufficient notice.

                (ii) In the event of termination of employment under this
Section 7(f), Employee acknowledges that he shall remain subject to and bound by the restrictive provisions of Section 8 below.

8. NON-COMPETITION; CONFIDENTIALITY.

     (a) Non-Competition.

                (i) In order to protect Reynolds, it is understood that a covenant not to compete is a necessary and appropriate adjunct to this Agreement. During Employee's employment and for a period of two (2) years from and after Employee's employment with Reynolds shall have terminated for any reason and after he shall have ceased receiving Retirement Benefits (provided that such Retirement Benefits have begun to be paid during such two (2) year period), severance benefits or disability benefits, whichever shall be the last to occur, but in no event longer than five (5) years from and after termination of employment, Employee shall not compete with Reynolds. Employee shall be deemed to be competing with Reynolds if Employee: (i) calls on, solicits, takes away, accepts or attempts to do business in the "Restricted Business" (as defined below) with any person or entity that is presently a client or customer of Reynolds (or any of its related or affiliated entities) or about which Employee learned or had access to "Reynolds' Confidential Information" (as defined below) while a Reynolds employee, except for the benefit of Reynolds; and/or (ii) enters into or attempts to enter into any business engaged in the Restricted Business anywhere Reynolds does business (whether acting (alone or in association) as an agent, representative, consultant, officer, director, independent contractor, employee, owner, partner, limited partner, joint venturer, investor, creditor, stockholder or member); and/or (iii) hires or attempts to hire for Employee's or another person's behalf, any employee who is at the time of the hire or attempted hire an employee of Reynolds or any of its related or affiliated entities.

                (ii) For the purposes of this Agreement, the "Restricted Business" means: the provision of (i) information technology (including customer relationship management and web services) solutions or related services (including consulting, training, networking/communication and support services), or (ii) forms or other consumables to entities that are engaged in the manufacture, distribution, sale (retail or wholesale), short-term rental, extended-term lease or general or special service or repair of new or used automobiles, pickups, trucks, vans, motorcycles, recreational vehicles or other vehicles (including fleets) or the installation, repair, sale or distribution of parts or accessories for new or used automobiles, pickups, trucks, vans, motorcycles, recreational vehicles or other vehicles, or boats.

                (iii) Employee specifically acknowledges and agrees that the geographic restriction on Employee's ability to compete with Reynolds, as set forth in this Agreement, is reasonable and necessary to protect Reynolds' business interests in the relevant market. Employee understands that the Reynolds Confidential Information (as defined below) may be used to Reynolds' disadvantage should Employee work for or otherwise become associated with a Reynolds competitor anywhere that Reynolds does business, regardless of the competitor's specific geographic location.

                (iv) Notwithstanding the foregoing, ownership of voting securities or other equity interests representing less than one percent (1%) of the voting power of an entity the securities of which are traded on a national securities exchange or in the over-the-counter market shall not constitute competing with Reynolds or any of its related or affiliated companies.

     (b) Confidentiality.

                (i) "Reynolds Confidential Information" includes, among other things:

                        (A) any information relating to Reynolds' financial position, business operations, plans or strategies, research and development and personnel;

                        (B) the names of Reynolds' actual or prospective customers and the nature of Reynolds' relationships (including types, prices and amounts of products acquired or anticipated to be acquired from Reynolds) with such customers, including specific individuals associated with customers, compiled in a format such as an account record card, customer buying patterns, group run concepts and combination ordering patterns of Reynolds' customers, information related to, for instance, special needs, sizes, ink, thickness, paper type for particular applications of Reynolds' customers, information related to value added services provided by Reynolds to its customers, information related to targeted and/or anticipated product or service needs of Reynolds' customers and the policies and/or business practices of Reynolds' customers;

                        (C) sales, marketing, operational and product development plans and forecasts, including identification of Reynolds' most profitable customer accounts and service/product lines, information related to vendors used by Reynolds to service Reynolds' customers, creativity concepts on multiple location accounts developed or implemented by Reynolds and Reynolds' production costs;

                        (D) non-public price lists and sales volume and other information, including the prices at which Reynolds sells products or services to particular customers or customer groups;

                        (E) Reynolds' various computer systems and information technology, as such systems and technology may exist from time to time, including without limitation, computer and related equipment, computer programs (whether identified as software, firmware or other and on whatever media), databases, documentation, manuals, hardware and software support systems and methods, techniques or algorithms of organizing or applying the same;

                        (F) developments, improvements, inventions and processes that are or may be produced in the course of Reynolds' operations;

                        (G) confidential and private matters of Reynolds' customers and potential customers submitted to Reynolds for handling and processing;

                        (H) any information licensed to Reynolds on a confidential basis from third parties for Reynolds' own internal use and/or for sublicense to end users; and

                        (I) any other information, not generally known, concerning Reynolds or its operations, products, personnel, customers or business, acquired, disclosed or made known to Employee while in the employ of Reynolds which, if used or disclosed other than in the performance of Employee's job duties for Reynolds, could with reasonable possibility adversely affect the business of Reynolds or give to a competitor a competitive advantage.

                 (ii) Employee will not, during Employee's employment with Reynolds or for a period of two (2) years following termination of employment for any reason, use for Employee's own benefit or, without the prior written consent of Reynolds, disclose to any person (other than in the ordinary conduct of Reynolds' business) any Reynolds Confidential Information. Employee acknowledges and agrees that Employee's obligations not to disclose any Reynolds Confidential Information, as that term is defined herein or otherwise under the law, is in addition to any obligation Employee has pursuant to (i) any other agreement Employee has entered into or may in the future enter into with Reynolds; and (ii) any applicable law.

     (c) Ownership of Inventions.

                 (i) Employee will fully and completely disclose to Reynolds during Employee's employment with Reynolds any inventions, ideas, works of authorship and other trade secrets or confidential and proprietary information made, developed and/or conceived by Employee alone or jointly with others arising out of or relating to Employee's employment by Reynolds.

                 (ii) Employee agrees that any inventions, ideas or original works of authorship, in whole or in part conceived or made by Employee, which are made through the use of any Reynolds Confidential Information or any Reynolds equipment, facilities, supplies or time, which relate to Reynolds' business or Reynolds' actual or demonstrably anticipated research and development, or which resulted or result from any work performed by Employee for Reynolds, shall belong exclusively to Reynolds and shall be deemed Reynolds' Confidential Information whether or not fixed in a tangible medium of expression. Without limiting the foregoing, Employee agrees that any such original works of authorship shall be deemed to be "works made for hire" and that Reynolds shall be deemed the author thereof under the U.S. Copyright Act. In any event, Employee hereby irrevocably assigns and transfers to Reynolds all rights, title and interest in such works, including, but not limited to, copyrights.

                 (iii) Employee hereby assigns to Reynolds, its successors or assigns, any and all inventions, patents and rights in patents, and applications for patents both in the United States and in any foreign country, in connection with any of Employee's inventions, improvements or developments, whether existing now or created in the future, and to do any and all acts, and to execute any and all instruments, which Reynolds may request to secure to itself, its successors or assigns, all rights relating to such inventions or improvements or developments or patents or applications in the United States or in any foreign country, including the right to file in Reynolds' name.

     (d) Return of Materials. Within three (3) business days following the termination of employment, in any manner or for any reason, Employee will promptly return to Reynolds all Reynolds equipment and other property in Employee's possession, custody or control including, but not limited to, documents and any copies of documents pertaining to Reynolds' Confidential Information.

     (e) Breach. In the event of a breach by Employee of his obligations under this Section 8, all of Reynolds' obligations under this Agreement shall cease.

9. RESOLUTION OF DISPUTES; ARBITRATION.

     (a) Except for the breach or threatened breach by Employee of the noncompetition or other provisions of Section 8 of this Agreement which may be enforced by appropriate injunctive relief at the option of Reynolds, any dispute or controversy arising out of or relating to this Agreement, including, but not limited to, whether Employee has been Discharged For Cause, shall be submitted to and settled by arbitration in Dayton, Ohio in accordance with the rules then pertaining of the American Arbitration Association.

     (b) Should Employee disagree that his termination was due to a Discharge For Cause, the question shall, within thirty (30) days after the termination, be submitted to arbitration by three (3) arbitrators, one of whom shall be selected by Reynolds, another of whom shall be selected by Employee, and the third of whom shall be selected by the two arbitrators so appointed. The decision of these arbitrators on the question shall be final and conclusive upon Reynolds and upon Employee and his wife or widow, personal representatives, designated beneficiaries and heirs, and shall be enforceable in any court having competent jurisdiction thereof. A discharge which is eventually determined under arbitration to have been a Discharge For Cause, or no arbitration having been requested and the discharge being one which Reynolds had determined was for a Discharge for Cause, shall extinguish any and all liability of Reynolds under this Agreement from and after the date of termination.

     (c) The arbitrators for all other disputes or controversies under this Agreement shall be selected as set forth above and the parties shall select the arbitrators within thirty (30) days after demand from Employee or Reynolds to the other to settle matters by arbitration. As stated above, the decision of the arbitrators shall be final and conclusive.

10. NONASSIGNABLE RIGHTS. Employee, his wife, or his widow after his death, or his personal representatives, designated beneficiaries and heirs, shall not have the right to anticipate or commute, or to sell, assign, transfer, or otherwise alienate or convey the right to receive any payments hereunder, whether by his, her or their voluntary or involuntary act, or by operation of law and, in particular, that any payments due hereunder shall not be subject to attachment or garnishment or any other legal proceedings by any creditor, or be in any way responsible for the debts or liabilities of Employee or his wife or his widow after his death or his personal representatives, designated beneficiaries and heirs. Should Employee or his wife or his widow after his death or his personal representatives, designated beneficiaries and heirs, voluntarily attempt to breach this Section of this Agreement, Reynolds' liability to make payments hereunder from and after the date of said attempt shall be extinguished; and should any attempt be made to reach the payments by other than Employee or his wife or his widow after his death or his personal representatives, designated beneficiaries and heirs, Reynolds shall make each payment as it becomes due to such person or persons for the sole benefit of Employee or his wife or his widow or his personal representatives, designated beneficiaries and heirs, as the case may be, as Reynolds may deem expedient.

11. UNFUNDED AGREEMENT.

     (a) Reynolds' obligation under this Agreement shall be unfunded, but Reynolds reserves the right to provide for its liability under this Agreement in any manner it deems advisable, including the purchasing of such assets (including an insurance policy or policies on Employee's life) as it may deem necessary or proper; provided, however, that Employee's insurability or non-insurability shall in no way affect Reynolds' obligations pursuant to this Agreement. Any asset so purchased by Reynolds shall be the sole property of Reynolds and shall not be deemed to provide funding of Reynolds' obligations under this Agreement.

     (b) In the event Reynolds determines to purchase any insurance policy or policies on Employee's life, Employee agrees to submit to such examination and to supply information as may be required by the insurer.

     (c) Any policy so purchased by Reynolds shall be issued so that Reynolds is the sole, full, and complete owner of the policy or policies, with the right and power to exercise any and all privileges and options thereof or available under the rules of the issuing insurer without the consent of any other persons.

     (d) Employee, his wife, or his widow after his death, or his designated beneficiaries, personal representatives, heirs, successors and assigns shall have no claim or rights with respect to, and shall have no property or equitable interests whatsoever in, any specific funds or assets of Reynolds and shall have only the status of a general creditor with respect to Reynolds hereunder.

12. FACILITY OF PAYMENT. In the event of a physical or mental illness or disability of Employee or of his widow after his death or of his designated beneficiaries at a time when he or she (or they) is (are) entitled to payments hereunder, such payments as may be due shall be paid to such person or persons for the benefit of Employee or his widow or his designated beneficiaries, as the case may be, as Reynolds may deem proper. No liability shall accrue to Reynolds for any alleged payment to an improper person or representative if so made after such reasonable investigation and Reynolds shall have no responsibility to see to the proper application of such payments.

13. MISCELLANEOUS PROVISIONS.

     (a) All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed, postage prepaid, by registered or certified mail or personally delivered, if to Reynolds, addressed to:

              The Reynolds and Reynolds Company
              Attention: Vice President, Corporate Finance and Chief Financial Officer
              One Reynolds Way
              Kettering, Ohio  45430

              and, if to Employee, at Employee's place of residence as then listed in the records of Reynolds.

Either party may change the address to which notices to such party are to be sent by giving written notice of such change to the other party in the manner specified in this provision.

     (b) This Agreement shall be binding upon Employee, his wife, and upon his or her heirs, executors, administrators, designated beneficiaries and upon anyone claiming under him or his wife or widow, and upon Reynolds and its successor or assigns.

     (c) In the event of Employee's death or a judicial determination of his incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     (d) Reynolds shall not merge or consolidate with, or sell all or substantially all of its assets to, any other entity unless and until such other entity shall expressly assume Reynolds' obligations under this Agreement or Reynolds has provided an appropriate alternative arrangement covering its contingent liabilities under this Agreement, and Reynolds shall not voluntarily dissolve without first providing an appropriate arrangement covering its contingent liabilities under this Agreement.

     (e) This Agreement may be amended, but only with the consent of Employee during his lifetime and, after his death only with the consent of his widow during her lifetime or his other designated beneficiaries during their lifetime, as the case may be. Any agreement of amendment shall be executed with the same formality as this Agreement.

     (f) This Agreement supersedes any prior agreements or understandings covering the subject matter hereof, either written or oral, between the parties.

     (g) This Agreement shall be construed under the laws of the State of Ohio.

     (h) The paragraph headings used in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

     (i) Each provision of this Agreement is severable. Should any court or other tribunal of competent jurisdiction declare any provision(s) of this Agreement invalid or unenforceable by reason of any rule of law or public policy, all other provisions hereof shall remain in full force and effect. Employee hereby authorizes any court or other tribunal of competent jurisdiction to modify any provision(s) held to be invalid or unenforceable to the extent necessary to permit such provision(s) to be legally enforced to the maximum extent permissible and to then enforce the provision(s) as modified.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands on ________________, 2003.

                                            THE REYNOLDS AND REYNOLDS COMPANY

                                            By:
                                               --------------------------------
                                               Douglas M. Ventura
                                               General Counsel and Secretary

                                            -----------------------------------
                                            LLOYD G. WATERHOUSE

                                                                       EXHIBIT A

                           SCHEDULE OF FRINGE BENEFITS
                            PURSUANT TO SECTION 3(d)
                            ------------------------

Benefit                                                 Amount
-------                                                 ------

Annual Physical Exam                                    maximum of $1,500

Auto/Gas Allowance                                      $1,200 monthly

Income Tax Planning and Preparation,
Estate Planning and Will Preparation                    $15,000 in initial year
(includes initial service and updates)                  and $10,000 annually
                                                        thereafter

Corporate aircraft (personal use)                       Yes; in connection with
                                                        company business use
                                                        Employee may include
                                                        personal passengers,
                                                        subject to seat
                                                        availability. Employee
                                                        shall receive W-2 for
                                                        personal use value per
                                                        IRS regulations

Vacation                                                Five (5) weeks annually
                                                        at mutually agreed times